As filed with the Securities and Exchange Commission on June 6, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INNOPHOS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1380758
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

259 Prospect Plains Road Cranbury, New Jersey	08512
(Address of Principal Executive Offices)	(Zip Code)

INNOPHOS HOLDINGS, INC. 2018 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Joshua Horenstein

Senior Vice President, Chief Legal Officer and Corporate Secretary

Innophos Holdings, Inc.

259 Prospect Plains Road

Cranbury, New Jersey

(609) 495-2495

(Name, address and telephone number, including area code, of agent for service)

with a copy to:

Lee D. Charles, Esq.

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112-4498

(212) 408-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, par value $0.001 per share	962,683	$48.03	$46,237,665	$5,757

(1)	The common stock, par value $0.001 per share (the “Common Stock”), of Innophos Holdings, Inc. (the “Registrant”) being registered hereby relate to the Innophos Holdings, Inc. 2018 Long-Term Incentive Plan (the “2018 Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers an indeterminate number of additional shares of Common Stock as may become issuable to prevent dilution with respect to the shares offered hereby as a result of any future stock split, stock dividend, recapitalization, or other similar transaction in the future during the effectiveness of this Registration Statement.
(2)	Out of the total of 962,683 shares Common Stock being registered in this Registration Statement, (i) 550,000 shares of Common Stock are being newly registered herewith under the 2018 Plan and (ii) 412,683 shares of Common Stock are shares which, as of May 15, 2018, remain available for future grant under the Innophos Holdings, Inc. 2009 Long-Term Incentive Plan.
(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low trading prices of the Registrant’s Common Stock, as reported on the NASDAQ Global Select Market on June 1, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the 2018 Plan as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This Registration Statement incorporates by reference the following documents which have been filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Registrant (File No. 001-33124):

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on March 1, 2018 (the “Form 10-K”).

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed with the SEC on May 9, 2018.

3.	The Registrant’s Current Reports on Form 8-K filed with the SEC on February 12, 2018, March 29, 2018, April 4, 2018 and May 16, 2018.

4.	The information included in the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 11, 2018 to the extent incorporated by reference in Part III of the Form 10-K.

5.	The description of the Common Stock included in Item 1 of the Registrant’s Registration Statement on Form 8-A filed with the SEC on November 1, 2006 (Registration No. 000-33124), as the Registrant may update that description from time to time.

All reports and other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report.

Any statement in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with defense or settlement of such an action and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any such action or claim, issue or matter, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action or claim, issue or matter.

The Registrant’s second amended and restated certificate of incorporation (the “Certificate of Incorporation”) contains provisions that limit the liability of the Registrant’s directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its shareholders;

•	for any act or omission not in good faith or that involve intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal.

The Registrant has entered into an indemnification agreement or an employment agreement that provides indemnification rights with each of the Registrant’s directors and certain of the Registrant’s executive officers. Under those agreements, the Registrant has agreed generally to indemnify the executive officers and directors against liabilities, including advancing litigation expenses, incurred in connection with their service for the Registrant, its subsidiaries or other entities at the Registrant’s request. The Registrant also maintains directors’ and officers’ liability insurance for its directors and officers.

Innophos Holdings, Inc. 2018 Long-Term Incentive Plan

In addition, Section 5 of the 2018 Plan provides that no member of the Compensation Committee (the “Committee”) of the Board of Directors of the Registrant or officer of the Registrant to whom the Committee has delegated authority in accordance with the provisions of Section 6 of the 2018 Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Registrant in connection with the performance of any duties under the 2018 Plan, except for his or her own willful misconduct or as expressly provided by statute.

The discussion of the Certificate of Incorporation, the 2018 Plan and Section 145 of the DGCL included in this Item 6 is intended to be only a summary and is qualified in its entirety by the full text of each of the foregoing.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number		Description

*4.1	—	Second Amended and Restated Certificate of Incorporation of Innophos Holdings, Inc. incorporated by reference to Exhibit 3.1 of Amendment No. 4 to Registration Statement 333-135851 on Form S-1 of Innophos Holdings, Inc. filed October 30, 2006.

*4.2	—	Amended and Restated By-Laws of Innophos Holdings, Inc. as of February 8, 2018, incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K of Innophos Holdings, Inc. filed February 12, 2018.

*4.3	—	Form of Common Stock certificate, incorporated by reference to Exhibit 4.1 of Amendment No. 4 to Registration Statement 333-135851 on Form S-1 of Innophos Holdings, Inc. filed October 30, 2006.

*4.4	—	Innophos Holdings, Inc. 2018 Long-Term Incentive Plan. Incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K of Innophos Holdings, Inc. filed May 16, 2018.

5.1	—	Legal Opinion of Baker Botts L.L.P.

23.1	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

23.2	—	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of Innophos Holdings, Inc.

24.1	—	Powers of Attorney (included on the signature page of this Registration Statement).

*	Incorporated by reference to the filing indicated.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cranbury, State of New Jersey, on the 6th day of June, 2018.

INNOPHOS HOLDINGS, INC.

By:	/s/ Kim Ann Mink
Kim Ann Mink Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kim Ann Mink, Han Kieftenbeld and Joshua Horenstein, and each of them severally, each of whom may act without the joinder of the others, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 6, 2018.

Signature	Title

/s/ Kim Ann Mink Kim Ann Mink	Chairman, Chief Executive Officer and President (Principal Executive Officer)

/s/ Han Kieftenbeld Han Kieftenbeld	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Charles Brodheim Charles Brodheim	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ Gary Cappeline Gary Cappeline	Director

/s/ Linda Myrick Linda Myrick	Director

/s/ Karen Osar Karen Osar	Director

/s/ John Steitz John Steitz	Director

Signature	Title

/s/ Peter Thomas Peter Thomas	Director

/s/ Robert Zatta Robert Zatta	Director